UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report:	November 18, 2008
Date of Earliest Event Reported:	November 17, 2008

BOISE INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33541	20-8356960
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 West Jefferson Street, Suite 200
Boise, ID 83702-5388
(Address of principal executive offices) (Zip Code)

(208) 384-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05        Costs Associated with Exit or Disposal Activities.

On November 17, 2008, Boise Inc. announced that it would restructure its paper mill in St. Helens, Oregon, permanently halting pulp production at the plant and reducing annual paper production capacity by 200,000 tons.  The restructure was primarily the result of declining product demand coupled with continuing high costs.  The move will allow the company to better match production levels to demand for its products and to discontinue production of its least profitable papers.

The company expects restructuring to be complete no later than January 16, 2009.  The company will permanently cease paper production on machines #1 and #4 at the mill.  Paper machine #2 at St. Helens will continue to operate, primarily manufacturing lightweight opaque and flexible packaging papers, as will the #3 machine, which is owned by Cascades Tissue Group.

The permanent capacity reductions will result in a loss of approximately 300 jobs at the St. Helens mill and 25 jobs in related sales, marketing, and logistics functions elsewhere in the company.  Eligible salaried employees will be offered severance packages and outplacement assistance.  The company will schedule closure agreement negotiations to determine the impact for union employees.  The company expects to employ approximately 170 employees at the mill after restructuring.

Pre-tax charges associated with the restructuring are estimated to be between $34 million and $38 million, with non-cash charges, primarily related to the write-down of assets, accounting for between $24 million and $28 million of this total.  The remaining costs are associated primarily with severance payments and the cost of equipment shutdowns.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE INC.

By	/s/ Karen E. Gowland
Karen E. Gowland
Vice President, General Counsel and
Secretary

Date:  November 18, 2008